Exhibit 12

June 21, 2019

Shelton Tactical Credit Fund

1875 Lawrence Street, Suite 300

Denver, CO 80202-1805

Cedar Ridge Unconstrained Credit Fund

1875 Lawrence Street, Suite 300

Denver, CO 80202-1805

Ladies and Gentlemen:

Our opinion has been requested concerning the U.S. federal income tax consequences of transactions contemplated in the Agreement and Plan of Reorganization dated as of June 11, 2019 (“Reorganization Agreement”) entered into by the Shelton Tactical Credit Fund (the “Acquiring Fund”), a series of SCM Trust, a Massachusetts business trust (“SCM Trust”), and the Cedar Ridge Unconstrained Credit Fund (the “Acquired Fund”), a series of Investment Managers Series Trust II, a Delaware statutory trust (“IMST II”). Both SCM Trust and IMST II (the “Trusts”) are open-end management investment companies. This opinion as to certain U.S. federal income tax consequences of the Reorganization is furnished to you pursuant to Section 6.8 of the Reorganization Agreement. Unless otherwise indicated, capitalized terms shall have the meanings given to them in the Reorganization Agreement.

Pursuant to the Reorganization Agreement, Acquired Fund will transfer all of its assets (the “Assets”) to Acquiring Fund solely in exchange for (i) the assumption of Acquired Fund’s liabilities (“Liabilities”), and (ii) the issuance by Acquiring Fund to Acquired Fund of shares of beneficial interest of Acquiring Fund (“Acquiring Fund Shares”). Following receipt of such shares, Acquired Fund will distribute to the Acquired Fund’s shareholders (the “Shareholders”) such Acquiring Fund Shares in exchange solely for shares of beneficial interest of Acquired Fund (“Acquired Fund Shares”) and in complete liquidation of Acquired Fund. The foregoing steps shall be referred to collectively as the “Reorganization.”

The opinions expressed herein are based solely upon current law, including the Internal Revenue Code of 1986, as amended (the “Code”), applicable Treasury Regulations, current positions of the Internal Revenue Service, and existing judicial decisions.

In rendering this opinion, we have reviewed the Reorganization Agreement, the Registration Statement on Form N-14 filed by the Acquired Fund and Acquiring Fund with the Securities and Exchange Commission on April 1, 2019, in connection with the Reorganization (the “Registration Statement”), and such other materials as we have deemed relevant. In addition, with your consent we have relied upon representations provided to us by Acquired Fund and Acquiring Fund in connection with our preparation of this opinion (collectively, the “Representation Letters”).

Shelton Tactical Credit Fund

Cedar Ridge Unconstrained Credit Fund

June 21, 2019

Our opinion is based, in part, on the assumption that the Reorganization will occur in accordance with the terms of the Reorganization Agreement and the facts and representations referred to in this letter, and that such facts and representations, as well as the facts and representations set forth in the Reorganization Agreement and the Representation Letters, are accurate as of the date hereof and will be accurate on the effective date and at the time of the Reorganization (the “Effective Time”). In addition, we have assumed that any statement and representation made in the Representation Letters “to the knowledge of” any person or entity, or any representation made subject to a similar qualification, is and will be true without such qualification. You have not requested that we undertake, and we have not undertaken, any independent investigation of the accuracy of the facts, representations and assumptions set forth or referred to herein.

Based upon the facts, assumptions and representations set forth or referred to herein, it is our opinion that for U.S. federal income tax purposes:

(1) The acquisition by the Acquiring Fund of all of the Assets in exchange solely for the Acquiring Fund Shares and the assumption of the Liabilities by the Acquiring Fund, followed by the distribution of the Acquiring Fund Shares to the Shareholders in exchange for their Acquired Fund Shares in complete liquidation and termination of the Acquired Fund will constitute a tax-free reorganization under section 368(a) of the Code, and the Acquired Fund and the Acquiring Fund each will be considered a “party to a reorganization” within the meaning of section 368(b) of the Code.

(2) No gain or loss will be recognized by the Acquired Fund on the transfer of the Assets in exchange for shares of the Acquiring Fund or the assumption by the Acquiring Fund of the Liabilities, or upon the distribution of the Acquiring Fund Shares to the Shareholders in complete liquidation of the Acquired Fund, except for (A) any gain or loss recognized on (1) "section 1256 contracts" as defined in section 1256(b) of the Code or (2) the transfer of stock in a "passive foreign investment company" as defined in section 1297(a) of the Code, and (B) any other gain or loss that may be required to be recognized (1) as a result of the closing of the tax year of the Acquired Fund, or (2) upon the transfer of an asset regardless of whether such a transfer would otherwise be a nontaxable transaction under the Code.

(3) The tax basis of the Assets will be the same to the Acquiring Fund as the tax basis of such Assets to the Acquired Fund immediately prior to the Reorganization, except that the Acquiring Fund’s tax basis will be increased by any gain recognized by the Acquired Fund in the Reorganization, and the holding period of each Asset in the hands of the Acquiring Fund will include the period during which such Asset was were held by the Acquired Fund, except where the Acquiring Fund’s investment activities have the effect of reducing or eliminating an asset’s holding period.

Shelton Tactical Credit Fund

Cedar Ridge Unconstrained Credit Fund

June 21, 2019

(4) No gain or loss will be recognized by the Acquiring Fund upon the receipt of the Assets solely in exchange for Acquiring Fund Shares and the assumption by the Acquiring Fund of the Liabilities.

(5) No gain or loss will be recognized by the Shareholders upon the receipt of the Acquiring Fund Shares by such Shareholders in exchange for their Acquired Fund Shares.

(6) The aggregate tax basis of the Acquiring Fund Shares, including any fractional shares, received by each Shareholder pursuant to the Reorganization will be the same as the aggregate tax basis of the Acquired Fund Shares held by such Shareholder immediately prior to the Reorganization, and the holding period of the Acquiring Fund Shares, including fractional shares, received by each Shareholder will include the period during which the Acquired Fund Shares exchanged were held by such Shareholder, provided such Acquired Fund Shares are held as capital assets at the time of the Reorganization.

(7) The Acquiring Fund will succeed to the tax attributes of the Acquired Fund that are described in section 381(c) of the Code, subject to the conditions and limitations specified in sections 381 through 384 of the Code and the regulations thereunder.

Notwithstanding anything to the contrary herein, we express no opinion as to (a) the effect of the Reorganization on the Acquired Fund or the Acquiring Fund with respect to any stock held in a passive foreign investment company as defined in Section 1297(a) of the Code, (b) the effect of the Reorganization on any transferred asset as to which any unrealized gain or loss is required to be recognized under U.S. federal income tax principles (i) at the end of a taxable year or upon the termination thereof, or (ii) upon the transfer of such asset regardless of whether such transfer would otherwise be a non-taxable transaction, or (c) any other U.S. federal tax issues (except those set forth above) and all state, local or foreign tax issues of any kind.

Our opinion is limited to those U.S. federal income tax issues specifically considered herein, is addressed to and is only for the benefit of the Acquired Fund, the Acquiring Fund and their respective shareholders, and may not be relied upon or cited by any other person or entity. We do not express any opinion as to any other U.S. federal tax issues, or any state, local or foreign tax law issues, arising from or related to the transactions contemplated by the Reorganization Agreement or otherwise. Although this discussion is based upon our interpretation of existing sources of law and expresses what we believe a court would properly conclude if presented with these issues, no assurance can be given that such interpretations would be followed if they were to become the subject of judicial or administrative proceedings.

We hereby consent to the filing of a form of this opinion as an exhibit to the Registration Statement and to the use of our name and to any reference to our firm in the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Shelton Tactical Credit Fund

Cedar Ridge Unconstrained Credit Fund

June 21, 2019

Very truly yours,

/s/ Davis Graham & Stubbs LLP
Davis Graham & Stubbs llp